INVESTMENT ADVISORY AGREEMENT

AGREEMENT made as of this 1st day of December, 2008, as amended October 31, 2013, between Dreyfus Investment Funds (formerly Mellon Institutional Funds Investment Trust), an unincorporated business trust organized under the laws of The Commonwealth of Massachusetts (the “Trust”), and The Dreyfus Corporation, a New York corporation (the “Adviser”).

WITNESSETH:

WHEREAS, the Trust is engaged in business as an open-end management investment company and is so registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the assets held by the Trustees of the Trust may be divided into separate Funds, each with its own separate investment portfolio, investment objectives, policies and purposes; and

WHEREAS, the Adviser is engaged in the business of rendering investment advisory and management services, and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Trust desires to retain the Adviser to furnish investment advisory services to Dreyfus/The Boston Company Emerging Markets Core Equity Fund (the “Fund”), a separate fund of the Trust, and the Adviser is willing to furnish such services;

NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

1.        Appointment of the Adviser.

(a)        The Trust hereby appoints the Adviser to act as investment adviser of the Fund for the period and on the terms herein set forth.  The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

(b)        In connection with the Adviser serving as investment adviser of the Fund, it is understood that from time to time the Adviser will employ or associate with itself such person or persons as the Adviser may believe to be particularly fitted to assist it in the performance of this Agreement.  The compensation of such person or persons shall be paid by the Adviser and no obligation may be incurred on the Fund’s behalf in any such respect.  The parties hereto have discussed and concur in the Adviser employing on this basis for as long as the Adviser deems it appropriate the indicated sub-investment advisers (the “Sub-Investment Advisers”) named on Schedule 1 hereto, as such Schedule may be revised from time to time, to act as sub-investment adviser to provide day-to-day management of the Fund’s investments.

2.        Duties of the Adviser.

(a)                Subject to the overall supervision and review of the Trustees of the Trust, the

Adviser, at its expense, will furnish or, with respect to a Sub-Investment Adviser, supervise, a continuous investment program for the Fund, which will include the determination of what investments shall be purchased, held, sold or exchanged by the Fund and what portion, if any, of the assets of the Fund will be held uninvested, and the making, on behalf of the Trust, of changes in the investments of the Fund.  The Adviser will furnish to the Fund such statistical information, with respect to the investments which the Fund may hold or contemplate purchasing, as the Fund may reasonably request.  Subject always to the supervision of the Trustees of the Trust and to the provisions of the Trust’s Agreement and Declaration of Trust and Bylaws and of the 1940 Act, the Adviser will also manage, supervise and conduct the other affairs and business of the Fund and matters incidental thereto.  The Adviser, and any affiliates thereof, shall be free to render similar services to other investment companies and other clients and to engage in other activities, so long as the services rendered hereunder are not impaired.

(b)               The Adviser shall provide, without cost to the Trust, all necessary office space and the services of executive personnel for administering the affairs of the Fund.

(c)                The Fund shall bear the expenses of its operations, including legal and auditing services, costs of fund compliance services (including all or a portion, as approved by the Trustees, of the cost of the Trust’s compliance personnel), taxes and governmental fees, certain insurance premiums, costs of shareholder notices and reports, typesetting and printing of prospectuses and statements of additional information for regulatory purposes and for distribution to shareholders, bookkeeping and share pricing expenses, fees and disbursements of the Trust’s custodian, transfer and dividend disbursing agent or registrar, or interest and other like expenses properly payable by the Trust.

3.        Compensation of the Adviser.

(a)                As full compensation for the services and facilities furnished by the Adviser under this Agreement, the Trust agrees to pay to the Adviser a fee at the annual rate of 1.10% of the value of the Fund’s average daily net asset value, other than Fund assets allocated to investments in other investment companies, including other funds in the Dreyfus Family of Funds or BNY Mellon Funds Trust and unaffiliated open-end funds, closed-end funds and exchange-traded funds, for which no investment advisory fee will be applied.  Such fees shall be accrued when computed and payable monthly.  For purposes of calculating such fees, the Fund’s average daily net asset value shall be determined by taking the average of all determinations of net asset value made in the manner provided in the Fund’s current prospectus and statement of additional information.

(b)               The compensation payable to the Adviser hereunder for any period less than a full month during which this Agreement is in effect shall be prorated according to the proportion which such period bears to a full month.

4.        Limitation of Liability of the Adviser or Sub-Investment Adviser.

(a)        Neither the Adviser nor a Sub-Investment Adviser shall be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with any investment policy or the purchase, sale or retention of any securities on the recommendation of the Adviser or Sub-Investment Adviser; provided, however, that nothing herein contained shall be construed to protect the Adviser against any liability to the Fund by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties under this Agreement, and that, in the case of a Sub-Investment Adviser, nothing herein contained shall be construed to protect the Sub-Investment Adviser against any liability to the Fund by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties under its Sub-Investment Advisory Agreement with the Adviser.

(b)        The Trust is agreeing to the provisions of this Agreement that limit a Sub-Investment Adviser’s liability and other provisions relating to a Sub-Investment Adviser so as to induce the Sub-Investment Adviser to enter into its Sub-Investment Advisory Agreement with the Adviser and to perform its obligations thereunder.  Each Sub-Investment Adviser is expressly made a third party beneficiary of this Agreement with rights as respects the Fund to the same extent as if it had been a party hereto.

5.        Term and Termination.

(a)                This Agreement shall become effective on the date hereof.  Unless terminated as herein provided, this Agreement shall remain in full force and effect until April 4, 2014 and shall continue in full force and effect for successive periods of one year thereafter, but only so long as each such continuance is approved annually:  (i) by either the Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, and, in either event, (ii) by vote of a majority of the Trustees of the Trust who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval.

(b)               This Agreement may be terminated at any time without the payment of any penalty by vote of the Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund or by the Adviser, on sixty days’ written notice to the other party.

(c)                This Agreement shall automatically and immediately terminate in the event of its assignment as defined in the 1940 Act.

6.      Limitation of Liability.

The term “Dreyfus Investment Funds” means and refers to the Trustees from time to time serving under the Agreement and Declaration of Trust of the Trust dated August 13, 1986, as the same may subsequently thereto have been, or subsequently hereto be, amended.  It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust, personally, but shall bind only the trust property of the Trust as provided in the Agreement and Declaration of Trust of the Trust.  The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and the shareholders of the Fund and this Agreement has been signed by an authorized officer of the Trust, acting as such, and neither such authorization by such Trustees and shareholders nor such execution and delivery by such officer shall be deemed to have been made by any of them, but shall bind only the trust property of the Trust as provided in the Agreement and Declaration of Trust.

7.      Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date first written above.

DREYFUS INVESTMENT FUNDS, ON BEHALF OF DREYFUS/THE BOSTON COMPANY EMERGING MARKETS CORE EQUITY FUND	THE DREYFUS CORPORATION
By: /s/ Bradley J. Skapyak Bradley J. Skapyak President	By: /s/ James Bitetto James Bitetto Secretary

SCHEDULE 1

The Dreyfus Corporation has engaged The Boston Company Asset Management, LLC and Mellon Capital Management Corporation to act as sub-investment advisers to the Fund.

As Revised:  January 31, 2014